Amendment to Management Agreement

TO:

Paradigm Funds

Nine Elk Street

Albany, NY 12207

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment advisor to the Paradigm Value Fund (the “Fund”), pursuant to a Management Agreement dated December 11, 2002 and amended December 16, 2005.  Effective May 1, 2008, the advisor hereby contractually agrees that the first paragraph of Section 3 of the Agreement is revised to read as follows:

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee at the annual rate as follows:

Average Daily Net Assets

Annual Management Fee

Net assets up to and including $100 million

            2.00%

Any net assets over $100 million

            1.75%

Very truly yours,

Paradigm Funds Advisor LLC

By:

/s/ Charles J. DiVencenzo

Print Name:  Charles J. DiVencenzo

Title:             Chief Operating Officer

ACCEPTANCE:  THE FOREGOING AGREEMENT IS HEREBY ACCEPTED.

Paradigm Funds

By:

/s/ Robert A. Benton

Print Name:  Robert A. Benton

Title:             Treasurer